Item 13(a)(4)

On December 15, 2020, the Board, upon the recommendation of the Audit Committee of the Board, approved the dismissal of PricewaterhouseCoopers LLP (“PwC”) as the independent registered public accounting firm of the HC Capital Trust (the “Trust”) and each separate investment portfolio (collectively, the “Portfolios”) of the Trust.

On December 16, 2020, the Trust informed PwC that they were dismissed. For the fiscal years ended June 30, 2020 and June 30, 2019, PwC audit reports concerning the Portfolios contained no adverse opinion or disclaimer of opinion; nor were its reports qualified or modified as to uncertainty, audit scope, or accounting principles.

In connection with its audits for the fiscal years ended June 30, 2020 and June 30, 2019, and through December 16, 2020, there were no disagreements between the Trust and PwC on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure which, if not resolved to the satisfaction of PwC, would have caused it to make reference to the disagreements in its report on the financial statements for such periods. In addition, there were no reportable events of the kind described in Item 304(a) (1) (v) of Regulation S-K under the Securities Exchange Act of 1934, as amended.

The Trust has requested that PwC furnish it with a letter addressed to the U.S. Securities and Exchange Commission stating whether or not it agrees with the above statements. A copy of such letter, dated March 5, 2021 is attached as Attachment A to this exhibit.

The Trust engaged Grant Thornton as its new independent registered public accounting firm as of February 23, 2021. During the Portfolios’ fiscal years ended June 30, 2020 and June 30, 2019, and the interim period ended February 23, 2021, neither the Registrant nor anyone on its behalf consulted Grant Thornton concerning (i) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Registrants financial statements or (ii) the subject of a disagreement (as defined in paragraph (a) (1) (iv) of Item 304 of Regulation S-K) or reportable events (as described in paragraph (a) (1) (v) of said Item 304).

March 5, 2021

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Commissioners:

We have read the statements made by HC Capital Trust (constituting each of the Portfolios listed in Appendix I) (copy attached), which we understand will be filed with the Securities and Exchange Commission, pursuant to Item 77K of Form N-CSR of HC Capital Trust dated December 31, 2020. We agree with the statements concerning our Firm contained therein.

Very truly yours,

/s/ PricewaterhouseCoopers LLP

Columbus, Ohio

Attachment

Appendix I

1.	The Value Equity Portfolio
2.	The Growth Equity Portfolio
3.	The Institutional U.S. Equity Portfolio
4.	The Small Capitalization – Mid Capitalization Equity Portfolio
5.	The Commodity Returns Strategy Portfolio
6.	The ESG Growth Portfolio
7.	The Catholic SRI Growth Portfolio
8.	The International Equity Portfolio
9.	The Institutional International Equity Portfolio
10.	The Emerging Markets Portfolio
11.	The Core Fixed Income Portfolio
12.	The Corporate Opportunities Portfolio (formerly The Fixed Income Opportunity Portfolio)
13.	The U.S. Government Fixed Income Securities Portfolio
14.	The Inflation Protected Securities Portfolio
15.	The U.S. Corporate Fixed Income Securities Portfolio
16.	The U.S. Mortgage/Asset Backed Fixed Income Securities Portfolio
17.	The Short-Term Municipal Bond Portfolio
18.	The Intermediate Term Municipal Bond Portfolio
19.	The Intermediate Term Municipal Bond II Portfolio